          Exhibit 3.1

CERTIFICATE OF ELIMINATION

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

TIER TECHNOLOGIES, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Tier Technologies, Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.           The name of the Corporation is Tier Technologies, Inc.

2.           The designation of the series of shares of stock of the Corporation to which this certificate relates is Series A Junior Participating Preferred Stock.

3.           Effective on January 10, 2006, the Corporation filed with the Secretary of State of the State of Delaware a Certificate of Designations of Series A Junior Participating Preferred Stock designating the rights, preferences, and privileges of the Corporation’s Series A Junior Participating Preferred Stock.

4.           None of the shares of the Corporation’s Series A Junior Participating Preferred Stock were issued or outstanding on August 13, 2009 or are issued or outstanding as of the date hereof and none shall be issued, and the Board of Directors of the Corporation at a meeting held on August 13, 2006 adopted the following resolutions with respect to the Corporation’s Series A Junior Participating Preferred Stock:

RESOLVED:
That no shares of the Corporation’s Series A Junior Participating Preferred Stock are outstanding and, in light of the Rights Plan Amendment, none will be issued subject to the Certificate of Designations of Series A Junior Participating Preferred Stock (the “Certificate of Designations”).

RESOLVED:
That upon the expiration of the Rights Agreement and the Rights, a Certificate of Elimination be executed, which shall have the effect, when filed with the Secretary of State of the State of Delaware, of eliminating from the Corporation’s Restated Certificate of Incorporation all matters set forth in the Certificate of Designations.

RESOLVED:
That any officer of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, to execute and file a Certificate of Elimination with the Secretary of State of the State of Delaware and to take such other actions in connection therewith as such officer shall determine, in his or her sole discretion, to be necessary or desirable to effect the elimination from the Restated Certificate of Incorporation of all matters set forth in the Certificate of Designations; and that the execution and filing of the Certificate of Elimination and the taking of any such action by any such officer shall be conclusive evidence of his or her determination that such action was necessary or desirable to effect the elimination from the Restated Certificate of Incorporation of all matters set forth in the Certificate of Designations and of the due authorization and approval of the Board of Directors of the Corporation.

5.           In accordance with the provisions of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation of the Corporation is hereby amended to eliminate all references to the Corporation’s Series A Junior Participating Preferred Stock.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 14th day of August, 2009.

TIER TECHNOLOGIES, INC.

By:      /s/ Ronald L. Rossetti
Name:        Ronald L. Rossetti
Title:          President and Chief Executive
                   Officer